Exhibit 99.1

NAVISTAR REPORTS FIRST QUARTER LOSS BETTER THAN GUIDANCE;
INCREASES INDUSTRY VOLUME FORECAST, RAISES 2004 PROFIT BAR

First Quarter Gross Margin Doubles As Cost, Quality Efforts On Target;
Board Approves Plans For Development of New Line-Haul Heavy Truck

WARRENVILLE, Ill. -- February 23, 2004 -- Navistar International Corporation (NYSE: NAV), the nation’s largest combined commercial truck, school bus and mid-range diesel engine producer, today reported a smaller-than-expected first quarter loss, raised its fiscal 2004 industry sales forecast and increased its profitability target for the full year.
The company, producer of International ® brand trucks, diesel engines and IC ® brand school buses, said the net loss for the quarter ended January 31, 2004, totaled $23 million, or ($0.34) per diluted common share, compared with a loss of $99 million, or ($1.49) per diluted common share in the first quarter a year ago. Navistar had given guidance of a first quarter loss of between ($0.40) and ($0.50) per diluted common share while the mean estimate of ten security analysts was for a first quarter loss of ($0.44) per diluted common share.
"Even after adjusting for the first quarter volume increase, operating income exceeded our expectations," said Daniel C. Ustian, Navistar chairman, president and chief executive officer.
Consolidated sales and revenues from the company's manufacturing and financial services operations for the first quarter totaled $1.9 billion, compared with $1.6 billion in the first quarter of 2003.
Ustian said first quarter results reflect volume improvements spurred by strengthening industry demand coupled with the company’s on-going cost reduction and quality improvement programs and the benefits of its focused facility manufacturing strategy. Manufacturing gross margin, boosted by an improving performance from truck operations, more than doubled to 12.0 percent from the 5.3 percent reported in the first quarter a year ago.
--more--

Exhibit 99.1 (con't)
Page Two/First Quarter Earnings

"We expect to be solidly profitable for the year through on-going execution of our operating plan, continued realization of variable and fixed cost reductions and quality improvements," Ustian said.
The company is increasing its forecast for total industry sales from the forecast it made last December.
The company now projects total truck industry retail sales volume for Class 6-8 and school buses in the United States and Canada for fiscal 2004 at 328,500 units, up from the previous forecast of 304,500 units and 25 percent above the 263,400 industry retail sales in fiscal 2003.
Heavy truck sales are expected to increase to 208,000 units from the previous forecast of 191,000 units, while sales of Class 6-7 medium trucks are estimated to increase to 93,000 units from the previous forecast of 86,000 units. Forecasted school bus volume is unchanged at 27,500 units.
According to Ustian, using the new industry volume forecast, the company’s target incentive compensation goal increases to approximately $2.44 per diluted common share in fiscal 2004, compared with the previously announced target earnings goal of $2.02 per diluted common share under the old volume forecast.
Ustian also announced that the board of directors has approved the company’s overall heavy truck strategy, which calls for a  capital investment of $150 million for the introduction of a new line-haul Class 8 truck. Capital for the program is included in the company’s previously announced average $250 million to $300 million per year capital investment program over the industry cycle.
"This is one of the first notable steps in our goal to reach $15 billion in sales and revenues," Ustian said. "We expect this product to be as revolutionary as our new 7000 and 8000 models have been and to make clear our intention to be the product leader."
According to Ustian, the new line-haul truck will leverage International’s existing high performance vehicle technology used in the company’s bus, medium, severe service and regional-haul Class 8 trucks, each of which is the leader in the market in which it competes. The new truck is scheduled to be introduced in the 2007/2008 timeframe.
--more--

Exhibit 99.1 (con't)
Page Three/First Quarter Earnings

"The long-haul Class 8 market is critical to our business and to our dealer network, which provides International an industry-leading distribution system," Ustian said. "Cost improvements that already have been delivered, additional cost reduction opportunities associated with the new line-haul project and the Chatham heavy truck agreements have contributed to a set of product economics that will meet our required rate of return of 15 percent ROA over the next business cycle."
Ustian also noted that the company’s plans are rapidly moving ahead to leverage existing medium truck and parts platforms as well as International’s family of diesel engines, particularly the new 4.5-liter V-6 diesel engine being used to compete for military contracts. In conjunction with the U.S. Army National Automotive Center, the company will unveil two prototype concept vehicles built on International medium truck platforms March 8 at the World Conference of the Society of Automotive Engineers in Detroit.
Additionally, Ustian said the company has a contract to provide six evaluation units of its V-6 engine to be fitted into the army’s military truck known as the Humvee.
"We offer an option to the military that the competition does not, including a comprehensive product offering." Ustian said. "This is a natural area of growth for International. We already have all the platforms that the U.S. military and other allied countries could leverage for products and services, and we are well positioned to deliver new advanced solutions to both the military and commercial markets."
Worldwide shipments of International medium and heavy trucks and school buses during the first quarter totaled 22,500 units, compared with 18,700 units in the first quarter of 2003. Class 8 shipments totaled 7,800 units, compared with 6,100 in 2003. Class 6-7 shipments totaled 9,900 units, compared with 7,700 in 2003. School bus shipments totaled 4,800 units, approximately the same as a year earlier.
Parts sales, aided by extreme winter weather in some areas of the country, rose to $266 million from $238 million in the first quarter of 2003. Shipments of diesel engines to other original equipment manufacturers during the quarter totaled 74,500, up from 63,300 units in the first quarter of 2003.

--more--

Exhibit 99.1 (con't)
Page Four/First Quarter Earnings

Navistar International Corporation (NYSE: NAV) is the parent company of International Truck and Engine Corporation. The company produces International ® brand commercial trucks, mid-range diesel engines and IC brand school buses and is a private label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. With the broadest distribution network in North America, the company also provides financing for customers and dealers. Additionally, through a joint venture with Ford Motor Company, the company builds medium commercial trucks and sells truck and diesel engine service parts. Additional information is available at www.nav-international.com.

Forward Looking Statements

Statements contained in this news release that are not purely historical are forward -looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this news release and we assume no obligation to update the information included in this news release. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate" or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. For a further description of these factors, see Exhibit 99.1 to our Form 10-K for the fiscal year ended October 31, 2003.

The company’s conference call with security analysts to discuss the earnings report will be web cast at 10 a.m. CST today. The web cast can be accessed via the Internet at http://www.shareholder.com/nav/medialist.cfm.. Additional information can be found at http://www.nav-international.com/investor via the financial and investor information link to the overview page.

--30--

Exhibit 99.1 (con't)

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES
STATEMENT OF INCOME (UNAUDITED)
(Millions of dollars, except per share data)

	Three Months Ended January 31

	2004	2003

Sales and revenues
Sales of manufactured products	$1,806	$1,481
Finance revenue	50	92
Other income	3	5

Total sales and revenues	1,859	1,578

Costs and expenses
Cost of products and services sold	1,603	1,420
Restructuring and other non-recurring charges	4	-
Postretirement benefits expense	66	83
Engineering and research expense	64	57
Selling, general and administrative expense	121	124
Interest expense	31	38
Other expense	7	11

Total costs and expenses	1,896	1,733

Income (loss) from continuing operations before income taxes	(37)	(155)
Income tax benefit	(14)	(57)

Income (loss) from continuing operations	(23)	(98)

Loss from discontinued operations	-	(1)

Net income (loss)	$(23)	$(99)

Basic earnings (loss) per share
Continuing operations	$(0.34)	$(1.47)
Discontinued operations	-	(0.02)

Net income (loss)	$(0.34)	$(1.49)

Diluted earnings (loss) per share
Continuing operations	$(0.34)	$(1.47)
Discontinued operations	-	(0.02)

Net income (loss)	$(0.34)	$(1.49)

Average shares outstanding (millions)
Basic	69.2	66.4
Diluted	69.2	66.4

Exhibit 99.1 (con't)
NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES
STATEMENT OF FINANCIAL CONDITION (UNAUDITED)
(Millions of dollars)

	AS OF JANUARY 31

	2004	2003

ASSETS

Cash and cash equivalents	$274	$504
Marketable securities	297	534

	571	1,038
Receivables, net	1,997	1,697
Inventories	575	602
Property and equipment, net	1,318	1,337
Investments and other assets	530	468
Prepaid and intangible pension assets	70	62
Deferred tax asset, net	1,659	1,598

Total assets	$6,720	$6,802

LIABILITIES AND SHAREOWNERS' EQUITY

Liabilities
Accounts payable, principally trade	$979	$927
Debt: Manufacturing operations	886	1,022
Financial services operations	1,633	1,686
Postretirement benefits liability	1,739	1,616
Other liabilities	1,163	1,262

Total liabilities	6,400	6,513

Commitments and contingencies

Shareowners' equity
Series D convertible junior preference stock	4	4
Common stock and additional paid in capital (75.3 million shares issued)	2,123	2,121
Retained earnings (deficit)	(860)	(894)
Accumulated other comprehensive loss	(782)	(717)
Common stock held in treasury, at cost	(165)	(225)

Total shareowners' equity	320	289

Total liabilities and shareowners' equity	$6,720	$6,802

The Statement of Financial Condition includes the consolidated financial results of the company’s manufacturing operations with its wholly owned financial services operations.